EXHIBIT 99.4 TO FORM 8-K

                       Filed by Merchants New York Bancorp
                             Pursuant to Rule 14a-12
                    under the Securities Exchange Act of 1934

                   Subject Company: Merchants New York Bancorp
                           Commission File No. 0-22058

The following is a press release issued by Merchants New York Bancorp on September 19, 2000.

FOR IMMEDIATE RELEASE           Contact:    Eric Gould
                                            Executive Vice President
                                            Merchants New York Bancorp, Inc.
                                            (212) 973-6637

MERCHANTS NEW YORK BANCORP TERMINATES STOCK REPURCHASE PROGRAM

NEW YORK, NY - Merchants New York Bancorp (NASDAQ NMS: MBNY) announced that its Board of Directors voted to terminate its previously announced common stock repurchase program at its meeting today.

Termination of the repurchase program followed the announcement last week that Merchants has agreed to merge with Valley National Bancorp of Wayne, New Jersey. The Board determined that further repurchases would be inconsistent with the announced intention of Merchants and Valley to account for the merger as a pooling of interests.

As adjusted for 2-for-1 splits of the Registrant's common stock in 1997 and 1999, the program had purchased a total of approximately 1.9 million shares since it began in August 1996, out of a total authorized repurchase of approximately 2.5 million shares.

INFORMATION FOR INVESTORS AND STOCKHOLDERS

Valley and Merchants will be filing with the SEC a joint proxy statement-prospectus with respect to solicitation of proxies of their stockholders to approve the proposed merger and Valley will be filing a registration statement with respect to the common stock to be issued in the merger. Investors and security holders are advised to read the joint proxy statement-prospectus and the registration statement, when each of these documents becomes available, because each of them will contain important information. Investors and security holders may obtain a free copy of the joint proxy statement-prospectus and the registration statement (when available) and other documents filed by Valley or Merchants with the SEC at the SEC's Internet web site at www.sec.gov. The joint proxy statement-prospectus and the registration statement (when available) and such other documents filed by Valley with the SEC will be available free of charge by contacting Valley National Bancorp, 1455 Valley Road, Wayne, NJ 07474, Attention: Dianne Grenz, telephone:
(973) 305-3380. Documents filed with the SEC by Merchants will be available free of charge by contacting Merchants New York Bancorp, Inc., 275 Madison Avenue, New York, NY 10016, Attention: Karen Deitz, Corporate Secretary, telephone:
(212) 973-6638. Shareholders and investors should read the joint proxy statement-prospectus carefully when it becomes available before making any voting or investment decisions.

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Merchants and its directors and executive officers may be deemed under rules of the SEC to be "participants in the solicitation" of proxies from Merchants stockholders to approve the proposed merger. Those persons, each of whom beneficially owns less than 1% of Merchants' outstanding shares except as otherwise indicated after his or her name, are: Charles J. Baum (director), William J. Cardew (director and executive officer), Eric W. Gould (director and executive officer, 1.98%), Rudolf H. Hertz (director, 2.17%), James G. Lawrence (director and executive officer, 1.64%), Robinson Markel (director, 2.21%), Paul Meyrowitz (director), Alan Mirken (director), Mitchell J. Nelson (director, 1.35%), Leonard Schlussel (director, 2.25%), Charles I. Silberman (director, 2.74%), Marcia Toledano (director, 2.76%) and Spencer B. Witty (director and executive officer, 9.06%). As a group, all Merchants directors and executive officers (13 persons) beneficially own 23.8% of Merchants' outstanding shares.